FIRST AMENDMENT TO THE BYLAWS
OF
CHINA ENERGY RECOVERY, INC.

This First Amendment to the Bylaws (the "Bylaws") of China Energy Recovery, Inc., a Delaware corporation (the "Corporation"), is made as of September 18, 2008 by the unanimous vote of the Corporation's board of directors.

The first sentence of Section 3.1 of the Bylaws is hereby deleted in its entirety and replaced with the following:

"The number of directors of the corporation shall not be less than one (1) nor more than nine (9) until changed by amendment of the Certificate of Incorporation or by a Bylaw amending this Section 3.1 duly adopted by the Board of Directors."

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CERTIFICATION

I hereby certify that the foregoing First Amendment to the Bylaws of China Energy Recovery, Inc. was adopted by the Corporation's board of directors as of September 18, 2008.

/s/ Qinghuan Wu
Qinghuan Wu Secretary